DELTA WOODSIDE INDUSTRIES, INC.
                             COMPENSATION COMMITTEE
           RESOLUTION RESPECTING FISCAL YEAR 2005 INCENTIVE BONUS PLAN

         The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Delta Woodside Industries, Inc. (the "Company") adopts the following resolutions:

         WHEREAS, the best interests of the Company and its shareholders would be served by the establishment of an incentive bonus plan for the Company's management employees with respect to the Company's 2005 fiscal year;

         NOW, THEREFORE, the Committee hereby resolves as follows:

         1. The Committee adopts a 2005 fiscal year incentive bonus plan (the "Bonus Plan") for the Company's management employees. The Bonus Plan will pay out cash bonuses from a cash bonus pool, the size of which pool will be determined in accordance with the attached schedule and will be based on the EBITDA achieved by Delta Mills, Inc. during its 2005 fiscal year (calculated without deduction for amounts payable under the Bonus Plan). EBITDA is to be calculated in accordance with the definition of that term in Delta Mills, Inc.'s Revolving Credit and Security Agreement dated as of March 31, 2000, as amended through October 2004 (the "Credit Agreement") (but without deduction for amounts payable under the Bonus Plan), and based on the audited financial statements of Delta Mills, Inc. for the 2005 fiscal year. Pursuant to the Bonus Plan, the bonus pool will first be comprised of the amount, if any, of Delta Mills, Inc. fiscal 2005 EBITDA in excess of $6,400,000 up to an aggregate bonus pool amount of $768,439, and then, between Delta Mills, Inc. fiscal 2005 EBITDA of $7,168,439 and Delta Mills, Inc. fiscal 2005 EBITDA of $10,860,439, the bonus pool shall be increased in accordance with the attached schedule up to an aggregate maximum bonus pool of $1,989,123. Bonuses out of the bonus pool shall be allocated among the Company's management employees in accordance with the attached allocation schedule. Payment of any bonuses pursuant to the Bonus Plan shall be conditioned on:

                  (a) Filing by the Company and Delta Mills, Inc. with the Securities and Exchange Commission of their respective Forms 10-K for the 2005 fiscal year containing audited financial statements for such fiscal year;

                  (b) Receipt by the Compensation Committee of a certification from the Company's chief financial officer setting forth the calculation of EBITDA for purposes of the Bonus Plan and the bonuses to be paid pursuant to the Bonus Plan; and

                  (c) At the time of such payment, there is no Default or Event of Default under the Credit Agreement, and the payment of such bonuses will not create a Default or Event of Default under the Credit Agreement.

         2. Adoption of the Bonus Plan is subject to (a) approval of the Bonus Plan by the Agent under the Credit Agreement and (b) the Company's independent auditor not objecting to the Bonus Plan.

         3. The Committee recommends that the Board approve the Bonus Plan.

         Adopted as of January 21, 2005.